EXHIBIT 99.1

FOR IMMEDIATE RELEASE

Microtune contacts:
Media	Investor Relations
Kathleen Padula	Nancy A. Richardson
Microtune, Inc.	Microtune, Inc.
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COURT AWARDS MICROTUNE DOUBLE DAMAGES

AND ATTORNEY’S FEES AGAINST BROADCOM

IN PATENT INFRINGEMENT LAWSUIT

Court also sets trial date to hear arguments on infringement issues of

Broadcom’s BCM3416 tuner chipset to Microtune’s ‘035 patent

Sherman, Texas, August 15, 2003—On August 12, 2003, a federal judge awarded Microtune double its compensatory damages and all of its attorney’s fees against Broadcom Corporation in Microtune’s patent infringement lawsuit against Broadcom. Microtune estimates that the total judgment against Broadcom will be between $7 and $10 million. More significant than the damages and attorney’s fees is the fact that the preliminary injunction will be converted to a permanent injunction once the Court enters its final judgment stopping the sale of all Broadcom infringing tuners in the U.S.

“The Court’s decision reflects both a legal and moral victory for Microtune,” explained James A. Fontaine, CEO and President of Microtune. “It also testifies to the integrity and fairness of the American legal system.”

In issuing the order, the Court cited “the existence of a substantial amount of circumstantial evidence that Broadcom deliberately copied Microtune’s technology” in Broadcom’s BCM3415 tuner chipset. Because of the “jury’s unanimous finding by clear and convincing evidence that Broadcom’s infringement of the ‘035 patent was willful,” the Court also took the exceptional step of awarding attorney’s fees to the Company. The Court also concluded that Broadcom should pay prejudgment interest in the amount of 5.5% on its total compensatory damages and post-judgment interest on the damage award, the prejudgment interest and the attorney’s fees.

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On August 14, 2003 in a hearing before the same Court, the Court determined that significant fact issues remain concerning Broadcom’s BCM3416 tuner chipset and Microtune’s ‘035 patent and that these fact issues should be resolved by a jury. The Court has currently set a trial date for June 7, 2004.

“The Court’s order continues to validate the importance and value of our intellectual property rights, and we will continue to pursue the legal process to vigorously protect our technology against other infringers,” Mr. Fontaine added. “At the same time, this victory underscores the truly inventive technology of Microtune and of the efforts of our outstanding engineering team. We remain committed to excellence in engineering development and innovation in the field of RF technology and to providing our customers superior, leading-edge silicon and systems products that set the industry standard for performance and price.”

BACKGROUND

Microtune filed suit against Broadcom in January of 2001 for patent infringement. On March 20, 2003, a jury found that Microtune’s patent, U.S. Patent No. 5,737,035, was valid and that Broadcom willfully infringed. On April 17, 2003, the Court issued a preliminary injunction barring Broadcom from selling, offering to sell, or importing into the United States its BCM3415 silicon tuner and certain reference design boards containing the BCM3415.

Microtune’s ‘035 patent covers the development of ‘a highly integrated silicon tuner on a single microcircuit’. It is a technological innovation that Microtune began developing in 1996 and launched publicly as the MicroTuner™ single-chip tuner in January 1999.

When the MicroTuner tuner was unveiled five years ago, it was hailed by the industry as one of the most significant architectural breakthroughs in TV tuner technology in the last 50 years. As a low-cost tuner-on-chip, the MicroTuner tuner offered a miniature solution for the highspeed delivery of video, voice and data across broadband communications electronics, including cable modems, set-top boxes, digital TVs, cable telephony systems and PC/TVs. Today, Microtune currently holds an additional 25 patents covering its radio frequency (RF) technology with more than 50 patent applications pending.

Microtune was represented in the lawsuit by Gray Cary of Austin, Texas and San Diego, California and Clyde Siebman of Sherman, Texas.

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ABOUT MICROTUNE

Microtune, Inc. is a silicon and subsystems company that designs and markets radio frequency (RF)-based solutions for the global broadband communications and transportation electronics markets. Inventors of the MicroTuner™ single-chip broadband tuner, the Company offers a portfolio of advanced tuner, amplifier, and transceiver products that enable the delivery of information and entertainment across new classes of consumer electronics devices. The Company currently holds 25 U.S. patents for its technology, with approximately 50 applications pending approval that span its RF products, containing more than 2000 supporting claims. Founded in 1996, Microtune is headquartered in Plano, Texas, with key design and sales centers located around the world. The website is www.microtune.com.

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EDITOR’S NOTE: Microtune is a registered trademark and MicroTuner, MicroStreamer and VideoCaster are trademarks of Microtune, Inc. All company and/or product names may be trade names, trademarks and/or registered trademarks of the respective owners with which they are associated. Features, pricing, availability, and specifications are subject to change without notice.

Copyright © 2003 Microtune, Inc. All rights reserved.